FOR IMMEDIATE RELEASE

id-Confirm, Inc. Signs Letter of Intent with Aeros Aviation, LLC

Denver, Colorado, December 1, 2004 id-Confirm, Inc. today announced it had entered into a Letter of Intent with Aeros Aviation, LLC and affiliate companies of McKinney, Texas for Aeros to create a new generation of mobile biometric identity devices for id-Confirm's exclusive use. Letter of Intent terms call for delivery of a working version of the initial device, along with its associated proprietary intellectual property, to id-Confirm by the middle of January, 2005. id-Confirm intends to employ this initial device in the introduction of its mobile identification and verification system to selected industries and applications.

About id-Confirm, Inc.

Id-Confirm, Inc. is a Denver, Colorado organization developing and implementing a proprietary biometric solution to the pervasive problem of personal identity theft; fraud prevention; and accurate tracking of the movement of information, people, goods, and services through organizations and along procurement chains.

About Aeros Aviation

Aeros Aviation is a McKinney, TX company specializing in developing unique aviation and security solutions based on leading edge technology. The partners have over 50 OEM products on the market and 4,500 aircraft flying today with specially designed products that include entertainment, communication and security.

Forward-Looking Statements

Some statements in this release are forward-looking with regard to our operations, economic performance, and financial condition. Forward-looking statements should be read with caution because they involve risks and uncertainties, they are included, for example in specific and general discussions about id-Confirm's strategy, sufficiency of our cash resources, revenues from collaborations, product development; research and development and other expenses; operational and legal risks; and our plans, objectives, expectations and intentions, and any other statements that are not historical facts. Actual results may differ materially from those expressed or implied in those statements due to a number of factors, including technological challenges, our ability to develop commercially viable products, or technological developments by our competitors.

For Additional Information, Please Contact:

Ronald Nelson Baird

President

303.458.5727

id-Confirm, Inc.

Suite 400, 1800 Boulder Street, Denver, Colorado, 80211-6400

id-Confirm.com